UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2006
PARTNERS TRUST FINANCIAL GROUP, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-31277 (Commission File Number)	75-2993918 (IRS Employer Identification No.)
233 Genesee Street, Utica, New York (Address of principal executive offices)		13501 (Zip code)
Registrant's telephone number, including area code: (315) 768-3000
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2006, Partners Trust Financial Group, Inc. (the "Company") entered into an employment agreement (the "Employment Agreement") with Amie Estrella, the Company's Senior Vice President, Chief Financial Officer and Corporate Secretary. The initial term of the Employment Agreement ends on March 31, 2008. The Employment Agreement provides that it may be extended by written notice from the Company for an additional consecutive 12-month period no later than March 31, 2007 and every subsequent March 31. Under the Employment Agreement, the current base salary for the executive is $130,000. In addition to the base salary, the Employment Agreement provides for, among other things, participation in bonus programs, and other employee benefit and fringe benefit plans applicable to executive employees. In addition, the Employment Agreement provides for at least four weeks paid vacation, reasonable sick leave and reimbursement of certain club membership fees incurred by the executive.

The Employment Agreement provides for voluntary termination by the executive with 60 days written notice or termination by the Company for cause (as defined in the Employment Agreement) at any time. In both cases, the executive will not have the right to receive any compensation or other benefits after termination. If the executive becomes disabled or incapacitated to the extent that she is unable to perform her duties, she will be entitled to 100% of her base salary for twenty-six consecutive weeks following her use of all available sick leave reduced to the extent benefits are received under disability insurance, workers' compensation or other similar programs. The Company may terminate the executive at the end of this period. In the event of the executive's death during the term of the agreement, the Company will pay executive's base salary to her designated beneficiary for a period of 30 days following her death.

In the event the Company terminates the executive's employment for reasons other than for cause (as defined in the agreement) or for reasons other than death, disability or a change in control, the executive would be entitled to a lump sum payment equivalent to the unpaid compensation and benefits that would have been paid or earned by the executive under the agreement through the end of the employment term or for a period of 12 months following the date of termination, whichever period is longer. The executive has also agreed not to compete with the Company or any of its affiliates in any area or market for a period of 12 months after termination of her employment with the Company (unless she is terminated due to a change in control). Additionally, the executive has agreed that until one year after termination of employment, she will not solicit the services of the employees of the Company or Partners Trust Bank or of any former employee who terminated employment within the prior six months as well as that she will not solicit or accept business from an actual or targeted prospective customer of the Company or Partners Trust Bank. If the executive's employment terminates as a result of a change in control (as defined in the agreement), either involuntarily or voluntarily for good reason (as defined in the agreement) within six months prior to or 24 months after such change of control then the executive would be entitled to a severance benefit equal to 2.0 times the executive's average annual compensation included in gross income for income tax purposes during the five full calendar years, or shorter period of employment, that immediately precedes the year in which the change in control occurs.

The foregoing summary is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 28, 2006, the Company issued a press release announcing the appointment of Robert H. Linn to serve as a member of the Company's board of directors in the class of directors whose term expires in 2008, effective immediately. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.
Exhibit Number	Description
10.1	Employment Agreement by and between Partners Trust Financial Group, Inc. and Amie Estrella, dated September 27, 2006.
99.1	Press release dated September 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTNERS TRUST FINANCIAL GROUP, INC.
(Registrant)

/s/ Amie Estrella

Amie Estrella
Senior Vice President,
Chief Financial Officer and Corporate Secretary

Date: September 28, 2006

INDEX TO EXHIBITS
Exhibit Number	Description
10.1	Employment Agreement by and between Partners Trust Financial Group, Inc. and Amie Estrella, dated September 27, 2006.
99.1	Press release dated September 28, 2006.